UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: October 9, 2014
Date of Earliest Event Reported: October 3, 2014

VERTEX ENERGY, INC.
(Exact name of registrant as specified in its charter)

Nevada	001-11476	94-3439569
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1331 Gemini Street
Suite 250
Houston, Texas 77058
(Address of principal executive offices)(Zip Code)

Registrant's telephone number, including area code: (866) 660-8156

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[__]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[__]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[__]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[__]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

Effective October 3, 2014, Vertex Energy, Inc. (“Vertex”) entered into a consulting agreement with its director, Timothy C. Harvey, pursuant to which Mr. Harvey agreed to provide consulting services to Vertex in connection with overseeing Vertex’s trading and selling of finished products and assisting Vertex with finding the best markets for products from Vertex’s facilities for a term of one year (automatically renewable thereafter unless either party provides the other 30 days written notice of their intent not to renew), provided that Vertex can terminate the agreement at any time with thirty days prior written notice.  In consideration for agreeing to provide services under the agreement, Vertex agreed to pay Mr. Harvey $10,000 per month, and to grant him an option to purchase up to 75,000 shares of Vertex’s common stock at an exercise price of $6.615 per share, the mean between the highest and lowest quoted selling prices of Vertex’ common stock on October 2, 2014 (the day immediately preceding the approval by the Board of Directors of the agreement), which vest at the rate of 1/4th of such options per year, subject to Mr. Harvey’s continued consulting, employment or service as a director of Vertex, which options were granted under Vertex’s 2013 Stock Incentive Plan.

The foregoing summary of the consulting agreement is qualified in its entirety by reference to the full text of the consulting agreement, which is attached as Exhibit 10.1 hereto and is incorporated herein by reference.

Item 9.01 Financial Statements And Exhibits.

Exhibit No.	Description

10.1*	Consulting Agreement, Timothy C. Harvey (October 3, 2014)

* Filed herewith.
SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned, hereunto duly authorized.

VERTEX ENERGY, INC.

Date: October 9, 2014	By: /s/ Chris Carlson
Chris Carlson
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1*	Consulting Agreement, Timothy C. Harvey (October 3, 2014)

* Filed herewith.